Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sable Offshore Corp. of our report dated April 1, 2024, relating to the carve out combined financial statements of Santa Ynez Unit (“SYU”) assets as of and for the years ended December 31, 2023 and 2022, appearing in the Form 8-K/A filed April 1, 2024, by Sable Offshore Corp.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

April 19, 2024